                                                                    EXHIBIT 99.1

                                                                [TRAVELERS LOGO]

               TRAVELERS PROPERTY CASUALTY REPORTS FOURTH QUARTER
              NET LOSS OF $793.4 MILLION RESULTING FROM PREVIOUSLY
               ANNOUNCED ASBESTOS RESERVE CHARGE OF $1.3 BILLION

             PER SHARE NET LOSS WAS $0.79 COMPARED TO NET INCOME OF
                            $0.39 IN THE 2001 QUARTER

         NET WRITTEN PREMIUMS GREW 18% TO $3.066 BILLION IN THE QUARTER

        NET LOSS FOR FULL YEAR 2002 WAS $27.0 MILLION OR $0.03 PER SHARE

HARTFORD, Conn. (January 23, 2003) - Travelers Property Casualty Corp. (NYSE:
TAP.A and TAP.B) today reported a net loss for the fourth quarter of $793.4 million or $0.79 per share, basic and diluted, compared to net income of $303.3 million or $0.39 per share in the prior year quarter. The net loss was attributable to the previously announced $1.297 billion after tax charge for strengthening Travelers asbestos reserves.

"Our Commercial and Personal Lines businesses continued to perform very well," said Robert I. Lipp, Chairman and Chief Executive Officer. "Commercial Lines recorded a 23% rise in net written premiums driven by continued rate increases, selective growth in new business, and higher customer retention," said Mr. Lipp. "In Personal Lines, we recorded an 11% increase in net written premiums primarily resulting from continued rate increases and strong retention.

"During the quarter, we also completed our previously announced asbestos study and strengthened our asbestos reserves to $3.4 billion. This reserve strengthening reflects a conservative view of trends that have become clearer over the last few quarters and our estimate of the projected ultimate cost of our asbestos liabilities," said Mr. Lipp.

"As we enter 2003, Travelers holds a solid market position, has a strong balance sheet and has significant earnings potential. We are currently projecting record net and operating income for the full year 2003 of $1.7 billion to $1.8 billion, with projected return on equity of 16.7% to 17.6%," said Mr. Lipp. These estimates are based on various assumptions, including normal catastrophe losses, no net realized investment gains or losses and no asbestos incurrals.

                       FOURTH QUARTER CONSOLIDATED RESULTS

                                                             FOR THE QUARTER ENDED
                                                                  DECEMBER 31
                                                 ---------------------------------------------
($ in millions, after tax)                             2002           2001          CHANGE
                                                 ---------------------------------------------
CONSOLIDATED UNDERWRITING GAIN, EXCLUDING
CATASTROPHES, PRIOR YEAR RESERVE DEVELOPMENT
AND GOODWILL AMORTIZATION                        $       73.9      $     6.3     $       67.6
   Catastrophes                                         (18.9)          (4.3)           (14.6)
   Prior year reserve development
         Asbestos                                    (1,296.8)(a)      (48.9)        (1,247.9)
         All other                                      (41.8)          23.7            (65.5)
   Goodwill amortization                                    -          (19.3)            19.3
                                                 ---------------------------------------------
         Underwriting loss                           (1,283.6)         (42.5)        (1,241.1)
   Net investment income                                363.1          368.0             (4.9)
   Other, including interest expense                     (4.8)         (11.2)             6.4
                                                 ---------------------------------------------
CONSOLIDATED OPERATING INCOME (LOSS)                   (925.3)         314.3         (1,239.6)
   Realized investment gains (losses)                   131.9          (10.2)           142.1
   Restructuring charge                                     -           (0.8)             0.8
                                                 ---------------------------------------------
CONSOLIDATED NET INCOME (LOSS)                   $     (793.4)     $   303.3     $   (1,096.7)
                                                 =============================================

(a) Net of benefit received under the Citigroup indemnification agreement.

Operating loss for the quarter was $925.3 million compared to operating income of $314.3 million in the prior year quarter. The loss reflects the $1.297 billion asbestos reserve charge, net of the benefit of $360.7 million, which is included in other income, related to the remaining recoveries under the indemnification agreement with Citigroup Inc., Travelers former parent. The principal differences between net and operating income (loss) are the inclusion in net income (loss) of realized investment gains and losses and the cumulative effect of changes in accounting principles. Net realized investment gains were $131.9 million in the quarter compared to net realized investment losses of $10.2 million in the prior year quarter. There were no cumulative effects of changes in accounting principles in the current or prior year quarter.

The consolidated underwriting gain, excluding catastrophes, prior year reserve development and goodwill amortization, improved by $67.6 million due to the continuing favorable rate environment, higher retention, and selective growth in new business. See reserve section below for a discussion of the prior year reserve strengthening.

After tax, net investment income was down 1.3%, or $4.9 million, from the 2001 quarter. Lower average yields were mostly offset by the benefit of higher average invested assets resulting from strong cash flows from underwriting. Compared to the third quarter of 2002, net investment income increased $31.2 million after tax, reflecting improved returns in the alternative investment portfolio.

                                                           FOR THE QUARTER ENDED
                                                                DECEMBER 31
                                                 -----------------------------------
($ in millions)                                     2002         2001         CHANGE
                                                 -----------------------------------
CONSOLIDATED NET WRITTEN PREMIUMS
Commercial Lines                                 $  1,920.7   $  1,559.1        23%
Personal Lines                                      1,145.6      1,034.2        11
                                                 -----------------------------------
TOTAL                                            $  3,066.3   $  2,593.3        18%
                                                 ===================================

Net written premiums increased $473.0 million, or 18%, from the prior year quarter primarily due to higher rates and strong retention. Earned premiums of $2.939 billion for the quarter were up 14% from the previous year quarter.

                                                                    FOR THE QUARTER ENDED
                                                                         DECEMBER 31
                                                        ---------------------------------------------
                                                         2002               2001           CHANGE
                                                        ---------------------------------------------
CONSOLIDATED GAAP COMBINED RATIO, EXCLUDING
CATASTROPHES, PRIOR YEAR RESERVE DEVELOPMENT
AND GOODWILL AMORTIZATION
   Loss and LAE ratio                                    67.2%               72.0%          (4.8) pts
   Underwriting expense ratio                            28.8                27.7            1.1
                                                        ---------------------------------------------
                                                         96.0                99.7           (3.7)
   Catastrophes                                           1.0                 0.3            0.7
   Prior year reserve development
      Asbestos                                           67.9                 2.9           65.0
      All other                                           2.2                (1.4)           3.6
   Goodwill amortization                                    -                 0.7           (0.7)
                                                        ---------------------------------------------
CONSOLIDATED GAAP COMBINED RATIO, AS REPORTED           167.1%              102.2%          64.9 pts
                                                        =============================================

The 3.7 point improvement in the consolidated GAAP combined ratio, excluding catastrophes, prior year reserve development and goodwill amortization, reflects a 4.8 point improvement in the loss and loss adjustment expense ratio and a 1.1 point deterioration in the underwriting expense ratio. The improvement in the loss and loss adjustment expense ratio resulted from our continued disciplined underwriting that achieved rate increases in excess of loss cost trends in both Commercial Lines and Personal Lines. The increase in the underwriting expense ratio resulted primarily from higher variable incentive compensation costs and higher contingent commissions.

                                    RESERVES

On January 14, 2003, Travelers reported the results of its asbestos reserve study and the strengthening of its asbestos reserves to $3.4 billion, after reinsurance recoverables. The study involved an extensive review and assessment of Travelers exposure to asbestos losses, particularly in light of the Company's recent claims experience and industry-wide trends. Travelers has now fully utilized the $800.0 million benefit under the Citigroup indemnification agreement.

Separately, Travelers strengthened its environmental reserves in the quarter by $100.0 million, bringing the total to $385.5 million, and reduced its reserves for cumulative injuries other than asbestos by $94.8 million, bringing the total to $553.6 million. These actions were taken as a result of modest changes in recent payment and settlement experience. In addition, Travelers strengthened prior year reserves for certain run-off lines of business including assumed reinsurance, and experienced favorable current year development in certain on-going businesses, including Personal Lines Auto.

For a complete discussion of the asbestos study and related actions, refer to Travelers press release and webcast presentation, both of which are available on the Travelers website at http://www.travelers.com/investor/.

                        YEAR TO DATE CONSOLIDATED RESULTS

                                                                                FOR THE YEAR ENDED
                                                                                   DECEMBER 31
                                                                ----------------------------------------------
($ in millions, after tax)                                           2002              2001          CHANGE
                                                                ----------------------------------------------
CONSOLIDATED UNDERWRITING GAIN, EXCLUDING
CATASTROPHES, PRIOR YEAR RESERVE DEVELOPMENT
AND GOODWILL AMORTIZATION                                       $      317.1       $      48.1    $      269.0
   Catastrophes
      Natural                                                          (54.7)            (67.1)           12.4
      September 11                                                         -            (489.5)          489.5
   Prior year reserve development
      Asbestos                                                      (1,394.3)(a)        (122.7)       (1,271.6)
      All other                                                       (121.7)            132.1          (253.8)
   Goodwill amortization                                                   -             (68.8)           68.8
                                                                ----------------------------------------------
      Underwriting loss                                             (1,253.6)           (567.9)         (685.7)
   Net investment income                                             1,402.5           1,491.9           (89.4)
   Other, including interest expense                                   (30.7)            (68.3)           37.6
                                                                ----------------------------------------------
CONSOLIDATED OPERATING INCOME                                          118.2             855.7          (737.5)
   Realized investment gains                                            99.0             209.9          (110.9)
   Cumulative effect of changes in accounting principles              (242.6)              3.2          (245.8)
   Restructuring charge                                                 (1.6)             (3.4)            1.8
                                                                ----------------------------------------------
CONSOLIDATED NET INCOME (LOSS)                                  $      (27.0)      $   1,065.4    $   (1,092.4)
                                                                ==============================================

(a) Net of benefit received under the Citigroup indemnification agreement.

For the year ended December 31, 2002, net loss was $27.0 million, or $0.03 per share, basic and diluted, compared to net income of $1.065 billion, or $1.39 per share for the prior year. Net loss for the 2002 year included asbestos charges of $1.394 billion after tax, net of the benefit from the Citigroup indemnification agreement. Also included in the 2002 net loss was a first quarter charge of $242.6 million, after tax, resulting from a change in accounting principles relating to goodwill, and net realized investment gains, after tax, of $99.0 million. Net income for the 2001 year included an after tax loss of $489.5 million from the September 11, 2001, terrorist attack and net realized investment gains of $209.9 million.

                 COMMERCIAL LINES EXPERIENCING PROFITABLE GROWTH

                                                                          FOR THE QUARTER ENDED
                                                                               DECEMBER 31
                                                            -------------------------------------------------
($ in millions, after tax)                                       2002                 2001         Change
                                                            -------------------------------------------------
CL UNDERWRITING GAIN, EXCLUDING CATASTROPHES,
PRIOR YEAR RESERVE DEVELOPMENT AND GOODWILL AMORTIZATION    $       55.0           $    25.8     $       29.2
   Catastrophes                                                        -                (2.1)             2.1
   Prior year reserve development
         Asbestos                                               (1,296.8)(a)           (48.9)        (1,247.9)
         All other                                                 (69.1)               19.8            (88.9)
   Goodwill amortization                                               -               (14.3)            14.3
                                                            -------------------------------------------------
         Underwriting loss                                      (1,310.9)              (19.7)        (1,291.2)
   Net investment income                                           289.7               297.3             (7.6)
   Other                                                            12.6                 3.4              9.2
                                                            -------------------------------------------------
CL OPERATING INCOME (LOSS)                                  $   (1,008.6)          $   281.0     $   (1,289.6)
                                                            =================================================

(a) Net of benefit received under the Citigroup indemnification agreement.

Commercial Lines underwriting results, excluding catastrophes, prior year reserve development and goodwill amortization, continue to benefit from the favorable rate environment. The strengthening of prior year reserves is discussed in the preceding "Reserves" section of this release.

                                                                      FOR THE QUARTER ENDED
                                                                           DECEMBER 31
                                                             -------------------------------------
($ in millions)                                                  2002              2001     Change
                                                             -------------------------------------
CL NET WRITTEN PREMIUMS
   CORE
         National Accounts                                   $       222.4    $      99.9      123%
         Commercial Accounts                                         896.4          804.3       11
         Select Accounts                                             488.0          432.5       13
                                                             -------------------------------------
           TOTAL CORE                                              1,606.8        1,336.7       20%
   SPECIALTY
         Bond                                                        163.4          132.4       23
         Gulf                                                        150.5           90.0       67
                                                             -------------------------------------
           TOTAL SPECIALTY                                           313.9          222.4       41

                                                             -------------------------------------
   TOTAL                                                     $     1,920.7    $   1,559.1       23%
                                                             =====================================

Net written premiums increased by $361.6 million, or 23%, in the current quarter compared to the prior year quarter. Increased retention, selective growth in new business and a strong pricing environment continued to drive premiums higher.

CORE

- In National Accounts, which serves large corporations and state-sponsored workers' compensation residual market pools, net written premiums more than doubled to $222.4 million due to rate increases, higher new business levels and the repopulation of residual market pools. Written fees in National Accounts rose 22% to $118.3 million as pricing for loss prevention and claims administrative services increased and more business turned to state residual market pools for workers' compensation.

- In Commercial Accounts, which primarily serves mid-sized businesses, net written premiums increased 11% to $896.4 million. Excluding Northland and Associates, acquired in the fourth quarter of 2001, premiums were up 20% to $762.8 million primarily driven by renewal price change increases averaging 18%, and by higher customer retention rates. Renewal price change increases in the quarter reflected a moderation in price increases from prior 2002 quarters. However, all major product lines - commercial automobile, property and general liability - continued to reflect significant positive trends in renewal pricing. Net written premiums associated with the acquired businesses were down $33.8 million for the quarter reflecting the planned run-off of certain low margin specialty lines including excess and surplus lines sold through managing general agents.

- In Select Accounts, which serves small businesses, net written premiums increased 13% to $488.0 million primarily due to renewal price change increases averaging 17%, which is in line with prior 2002 quarters, strong retention and new business growth. Retention was particularly solid for the steadily increasing volume of business handled through our service centers. New business premiums increased 46% to $91.9 million. New business growth was especially strong in the property and general liability product lines reflecting increased focus on larger sized accounts. Commercial multi-peril new business growth also accelerated.

SPECIALTY

- In Bond, which provides surety bonds and related products, net written premiums increased 23% to $163.4 million. This increase reflects a favorable rate environment and strong production growth in Bond's executive liability product lines, which target middle- and small-market private accounts. In addition, the surety product lines benefited from higher rates in 2002. During the quarter, the Company resolved its Enron-related dispute for $139.0 million, which had been previously reserved.

- In Gulf, which provides specialty insurance products, net written premiums rose 67% to $150.5 million. Adjusted for a $29.6 million fourth quarter 2001 reduction to premiums related to loss-sensitive business, net written premiums rose 26%, driven by significant rate increases, especially for professional liability products.

                                                                  FOR THE QUARTER ENDED
                                                                      DECEMBER 31
                                                      ----------------------------------------------
                                                            2002            2001          CHANGE
                                                      ----------------------------------------------
CL GAAP COMBINED RATIO, EXCLUDING CATASTROPHES,
PRIOR YEAR RESERVE DEVELOPMENT AND GOODWILL
AMORTIZATION
   Loss and LAE ratio                                       64.8%           68.6%          (3.8) pts
   Underwriting expense ratio                               30.4            28.7            1.7
                                                      ----------------------------------------------
                                                            95.2            97.3           (2.1)
   Catastrophes                                                -             0.2           (0.2)
   Prior year reserve development
      Asbestos                                             110.8             4.9          105.9
      All other                                              5.9            (2.0)           7.9
   Goodwill amortization                                       -             0.9           (0.9)
                                                      ----------------------------------------------
CL GAAP COMBINED RATIO, AS REPORTED                        211.9%          101.3%         110.6  pts
                                                      ==============================================

The 2.1 point improvement in the Commercial Lines GAAP combined ratio, excluding catastrophes, prior year reserve development and goodwill amortization, was driven principally by improvement in the loss and loss adjustment expense ratio. This improvement is primarily attributable to the benefit of the favorable rate environment. In addition, we are seeing improved profitability from our continued effort to adjust our business mix to areas generating rate adequacy. The deterioration in the underwriting expense ratio resulted mostly from higher variable incentive compensation costs and higher contingent commissions.

                    PERSONAL LINES FUNDAMENTALS REMAIN STRONG

                                                                          FOR THE QUARTER ENDED
                                                                              DECEMBER 31
                                                           -----------------------------------------------
($ in millions, after tax)                                     2002              2001            CHANGE
                                                           -----------------------------------------------
PL UNDERWRITING GAIN (LOSS), EXCLUDING CATASTROPHES,
PRIOR YEAR RESERVE DESERVE DEVLOPMENT AND GOODWILL
AMOTIZATION                                                $        18.9      $      (19.5)    $      38.4
   Catastrophes                                                    (18.9)             (2.2)          (16.7)
   Prior year reserve development                                   27.3               3.9            23.4
   Goodwill amortization                                               -              (5.0)            5.0
                                                           -----------------------------------------------
       Underwriting gain (loss)                                     27.3             (22.8)           50.1
   Net investment income                                            73.3              70.2             3.1
   Other                                                            13.1              12.7             0.4
                                                           -----------------------------------------------
PL OPERATING INCOME                                        $       113.7      $       60.1     $      53.6
                                                           ===============================================

Personal Lines underwriting results, excluding catastrophes, prior year reserve development and goodwill amortization, reflect the continuing benefit of the improved rate environment. Underwriting results for the quarter also reflect the benefit of a reduction in the full year 2002 accident year loss ratio, primarily in automobile, due to greater than expected moderation in loss cost trends. Favorable reserve development for accident years prior to 2002 was also recognized in the quarter, primarily in automobile, also due to the moderation in loss cost trends.


                                                                       FOR THE QUARTER ENDED
                                                                             DECEMBER 31
                                                         -----------------------------------------------
($ in millions)                                                2002              2001             CHANGE
                                                         -----------------------------------------------
PL NET WRITTEN PREMIUMS
Automobile                                               $        699.4      $      652.3            7%
Homeowners and Other                                              446.2             381.9           17
                                                         -----------------------------------------------
TOTAL                                                    $      1,145.6      $    1,034.2           11%
                                                         ===============================================

Net written premiums increased $111.4 million, or 11%, over the prior year quarter, principally as a result of rate increases in both the Automobile and the Homeowners and Other lines of business.

- Automobile net written premiums increased 7% to $699.4 million. Renewal price change increases averaged 8%, consistent with prior 2002 quarters, and retention levels remained favorable.

- Homeowners and Other net written premiums increased 17% to $446.2 million. Renewal price change increases averaged 15%, consistent with prior 2002 quarters, and retention levels also remained favorable.

- Production through our independent agents, which represented 81% of net written premiums, was up 11% to $927.7 million. Production through other channels was up 10% to $217.9 million due to increased pricing.

                                                                          FOR THE QUARTER ENDED
                                                                                DECEMBER 31
                                                         ----------------------------------------------------
                                                               2002              2001             CHANGE
                                                         ----------------------------------------------------
PL GAAP COMBINED RATIO, EXCLUDING CATASTROPHES,
PRIOR YEAR RESERVE DEVELOPMENT AND GOODWILL
AMORTIZATION
   Loss and LAE ratio                                          71.0%             77.2%             (6.2)  pts
   Underwriting expense ratio                                  26.4              26.0               0.4
                                                         ----------------------------------------------------
                                                               97.4             103.2              (5.8)
   Catastrophes                                                 2.6               0.3               2.3
   Prior year reserve development                              (3.7)             (0.6)             (3.1)
   Goodwill amortization                                          -               0.5              (0.5)
                                                         ----------------------------------------------------
PL GAAP COMBINED RATIO, AS REPORTED                            96.3%            103.4%             (7.1)  pts
                                                         ====================================================

The 5.8 point improvement in the Personal Lines GAAP combined ratio, excluding catastrophes, prior year reserve development and goodwill amortization, predominately reflects a 6.2 point improvement in the loss and loss adjustment expense ratio. The improvement in the loss and loss adjustment expense ratio is primarily attributable to increased pricing and the reduction in the 2002 accident year automobile loss ratio.

                           INTEREST EXPENSE AND OTHER

The after tax charge of $30.4 million in the quarter for Interest Expense and Other increased from $26.8 million in the prior year quarter, primarily due to certain shareholder services costs, which increased subsequent to the August 20, 2002, spin off from Citigroup. Interest expense was $25.7 million, after tax, in 2002, down slightly from $26.1 million in the 2001 quarter.

                              INVESTMENT HIGHLIGHTS

After tax net investment income was $363.1 million compared to $368.0 million in the prior year quarter. Lower average yields were mostly offset by the benefit of higher average invested assets resulting from strong cash flows from underwriting. Compared to the third quarter of 2002, net investment income increased $31.2 million after tax, reflecting improved returns in the alternative investment portfolio. The after tax investment yield declined from 4.8% in the fourth quarter of 2001 to 4.4% in the current year quarter.

Pre tax net realized investment gains of $205.2 million for the quarter resulted from net investment gains on the sale of fixed maturity investments partially offset by impairments of $60.5 million primarily relating to corporate bonds in the energy and communications sectors. These net gains resulted from capital management actions taken in our operating subsidiaries and the repositioning of the portfolio to reduce average duration. Pre tax net realized investment losses of $15.4 million for the prior year quarter included impairments of $100.8 million primarily relating to corporate bonds, which were also in the energy and communications sectors, partially offset by net investment gains from the sale of fixed maturity investments.

Invested assets increased $5.8 billion to $38.4 billion from last year-end, including a $3.6 billion increase due to securities in process of settlement. Adjusting for the effect of securities in process of settlement, invested assets increased $2.2 billion to $34.8 billion. Invested assets benefited from increased cash flow from operations and higher carrying values of the fixed income portfolio due to lower interest rates. Net unrealized investment gains after tax were $731.6 million at the end of the fourth quarter.

In the fourth quarter of 2002, Travelers repaid its $1.0 billion note to Citigroup and contributed $900.0 million to its operating subsidiaries to maintain their strong statutory capital positions. These actions were funded by available cash and $750.0 million of new debt. Travelers expects to repay substantially all of this new debt by the end of 2003.

                                       ###

FINANCIAL SUPPLEMENT:  HTTP://WWW.TRAVELERS.COM/INVESTOR/EARNINGS

Our financial supplement is available at our website by clicking on the above link. The supplement provides a more in-depth view of our performance and has again been expanded to include greater detail on the Travelers asbestos reserves.

WEBCAST:  HTTP://WWW.TRAVELERS.COM/INVESTOR/

Travelers management will review the Company's fourth quarter results via webcast at 2:00 PM (EST) today. The audio feed will also be available via telephone at (800) 640-9765 for U.S. callers and (847) 413-4837 for international callers. Following the live event, the presentation and an audio playback of the webcast will be available for one month at the same web site. To listen to the webcast or the playback, click on the above link.

ABOUT TRAVELERS PROPERTY CASUALTY

Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. The company is the second largest writer of homeowners and auto insurance through independent agents. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers' compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. For more information on Travelers products, see WWW.TRAVELERS.COM.

CONTACTS

Media:                Institutional Investors:         Individual Investors:
Keith Anderson        Maria Olivo                      Marc Parr
860/954-6390          860/277-8330                     860/277-0779

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, we have forward-looking statements about our results of operations, financial condition, liquidity, and the sufficiency of our asbestos reserves.

Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Actual results may differ materially from those expressed or implied. In particular, the sufficiency of our asbestos reserves, as well as our results of operations, financial condition and liquidity, to the extent impacted by the sufficiency of our asbestos reserves, is subject to a number of potential adverse developments including, among others, the willingness of parties, including the Company, to settle disputes, the impact of aggregate policy coverage limits, and the impact of bankruptcies of various asbestos producers and related businesses. For more information about these factors and those discussed below, see the Company's March 21, 2002 IPO prospectus which has been filed with the SEC.

Some of the other factors that could cause actual results to differ include, but are not limited to, the following: our inability to obtain price increases due to competition or otherwise; the performance of the Company's investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; insufficiency of, or changes in, loss reserves; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company's expectations; exposure to, and adverse developments involving, environmental claims and related litigation; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and home repair costs; developments relating to coverage and liability for mold claims; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the Company's subsidiaries to pay dividends to the Company; adverse outcomes in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company's claims-paying and financial strength ratings; the loss or significant restriction on the Company's ability to use credit scoring in the pricing and underwriting of Personal Lines policies; and amendments to, and changes to the risk-based capital requirements. For more information about these and other factors that may affect the Company, please see the Company's filings made with the Securities and Exchange Commission, including the Company's March 21, 2002 IPO prospectus that contains a discussion of risk factors.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

---------------------------------------------------------------------------------------------------------------------
SUMMARY OF FINANCIAL INFORMATION                                                    TRAVELERS PROPERTY CASUALTY CORP.
(in millions, except per share data)
---------------------------------------------------------------------------------------------------------------------
                                                     AS OF AND FOR THE QUARTER               AS OF AND FOR THE YEAR
                                                        ENDED DECEMBER 31,                      ENDED DECEMBER 31,
                                                 ---------------------------------  ---------------------------------
                                                     2002                 2001               2002              2001
---------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                          $   (925.3)          $    314.3         $    118.2       $     855.7
Realized investment gains (losses)                    131.9                (10.2)              99.0             209.9
Restructuring charge                                      -                 (0.8)              (1.6)             (3.4)
Cumulative effect of changes in accounting
   principles                                             -                    -             (242.6)              3.2
---------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                    (793.4)               303.3              (27.0)          1,065.4
Goodwill amortization                                     -                 20.6                  -              74.3
---------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) EXCLUDING GOODWILL
   AMORTIZATION                                  $   (793.4)          $    323.9         $    (27.0)      $   1,139.7
---------------------------------------------------------------------------------------------------------------------

BASIC AND DILUTED EARNINGS PER SHARE:
Net income (loss)                                $    (0.79)          $     0.39         $    (0.03)      $      1.39
Goodwill amortization                                     -                 0.03                  -              0.09
---------------------------------------------------------------------------------------------------------------------
Net income (loss) excluding goodwill
   amortization                                  $    (0.79)          $     0.42         $    (0.03)      $      1.48
---------------------------------------------------------------------------------------------------------------------

Weighted average number of common shares
   outstanding (basic)                              1,000.4                769.0              949.5             769.0
Weighted average number of common shares
   outstanding and common stock equivalents
   (diluted)                                        1,005.3                769.0              951.2             769.0
Common shares outstanding at period end             1,003.9                769.0            1,003.9             769.0

Common stock dividends declared                  $        -           $        -         $  5,252.5(1)    $     526.0
---------------------------------------------------------------------------------------------------------------------

OPERATING INCOME (LOSS) BY SEGMENT
   Commercial Lines                              $ (1,008.6)          $    281.0         $   (125.8)      $     752.2
   Personal Lines                                     113.7                 60.1              346.9             241.0
   Interest Expense and Other                         (30.4)               (26.8)            (102.9)           (137.5)
---------------------------------------------------------------------------------------------------------------------
                                                 $   (925.3)          $    314.3         $    118.2       $     855.7
---------------------------------------------------------------------------------------------------------------------

REVENUES
   Premiums                                      $  2,938.7           $  2,574.0         $ 11,155.3       $   9,410.9
   Net investment income                              487.2                498.8            1,880.5           2,034.0
   Fee income                                         124.8                 92.6              454.9             347.4
   Realized investment gains (losses)                 205.2                (15.4)             146.7             322.5
   Other income(2)                                    397.4                 26.9              632.3             115.7
---------------------------------------------------------------------------------------------------------------------
                                                 $  4,153.3           $  3,176.9         $ 14,269.7       $  12,230.5
---------------------------------------------------------------------------------------------------------------------

REVENUES BY SEGMENT EXCLUDING REALIZED
   INVESTMENT GAINS (LOSSES)
   Commercial Lines(2)                           $  2,687.9           $  2,035.5         $  9,303.5        $  7,452.1
   Personal Lines                                   1,260.2              1,155.7            4,818.9           4,447.4
   Interest Expense and Other                             -                  1.1                0.6               8.5
---------------------------------------------------------------------------------------------------------------------
                                                 $  3,948.1           $  3,192.3         $ 14,123.0        $ 11,908.0
---------------------------------------------------------------------------------------------------------------------

(1) Dividends were primarily paid in the form of notes, which were partially prepaid from the $4.1 billion of net proceeds from the March 2002 initial public offering and the issuance of $892.5 million of convertible notes.

(2) Includes $360.7 million and $520.0 million of recoveries from Citigroup related to asbestos incurrals subject to the Citigroup indemnification agreement in 4Q02 and YTD 4Q02,respectively.

---------------------------------------------------------------------------------------------------------------
SUMMARY OF FINANCIAL INFORMATION                                              TRAVELERS PROPERTY CASUALTY CORP.
(in millions)
---------------------------------------------------------------------------------------------------------------
                                                            FOR THE QUARTER                  FOR THE YEAR
                                                          ENDED DECEMBER 31,              ENDED DECEMBER 31,
                                                       --------------------------   ---------------------------
                                                          2002            2001          2001            2002
---------------------------------------------------------------------------------------------------------------
NET WRITTEN PREMIUMS
   Commercial Lines                                    $ 1,920.7       $ 1,559.1     $ 7,369.5       $  5,737.6
   Personal Lines                                        1,145.6         1,034.2       4,575.0          4,107.9
---------------------------------------------------------------------------------------------------------------
                                                       $ 3,066.3       $ 2,593.3     $11,944.5       $  9,845.5
---------------------------------------------------------------------------------------------------------------

GAAP COMBINED RATIOS:(1)
COMMERCIAL LINES
   Loss and loss adjustment expense ratio                  181.5%           71.7%        101.3%            82.9%
   Other underwriting expense ratio                         30.4%           29.6%         27.6%            29.7%
---------------------------------------------------------------------------------------------------------------
   Combined ratio                                          211.9%           101.3%       128.9%           112.6%
---------------------------------------------------------------------------------------------------------------

PERSONAL LINES
   Loss and loss adjustment expense ratio                   69.9%            76.9%        73.6%            77.0%
   Other underwriting expense ratio                         26.4%            26.5%        25.8%            26.8%
---------------------------------------------------------------------------------------------------------------
   Combined ratio                                           96.3%           103.4%        99.4%           103.8%
---------------------------------------------------------------------------------------------------------------

TOTAL COMPANY
   Loss and loss adjustment expense ratio                  138.3%            73.8%        90.5%            80.4%
   Other underwriting expense ratio                         28.8%            28.4%        26.9%            28.5%
---------------------------------------------------------------------------------------------------------------
   Combined ratio                                          167.1%           102.2%       117.4%           108.9%
---------------------------------------------------------------------------------------------------------------

(1) For purposes of computing GAAP ratios, losses recovered under the Citigroup indemnification agreement are excluded and fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.